Exhibit 99.2

Gregory P. Spivy Joins Armstrong World Industries Board of Directors

LANCASTER, PA — December 15, 2014 — Armstrong World Industries, Inc. (NYSE: AWI) today announced that Gregory P. Spivy, a Partner at ValueAct Capital, will become a member of the Armstrong board of directors effective December 15, 2014. The size of the Armstrong board of directors was increased from eleven to twelve prior to Mr. Spivy’s appointment.

Mr. Spivy has been a Partner of ValueAct Capital for ten years. He currently serves as the chairman and a director of Seitel, Inc. He is the former chairman of MSD Performance, Inc. and a former director of KAR Auction Services, Inc., MDS, Inc., MSC Software Corp. and PRA International.

“We’ve had the opportunity to get to know Greg over the past few months, and we look forward to working with him more closely as a member of the Board,” said James O’Connor, chairman of the Armstrong board of directors. “We believe that Greg will bring valuable insight given his background and financial expertise.”

“Armstrong is a strong, global company with great long-term potential,” said Mr. Spivy. “I am honored to be joining the board, and I look forward to working with the other members of the board of directors, as well as with CEO Matt Espe and the entire management team, to help continue to drive growth and value for all shareholders.”

ValueAct Capital holds approximately 17% of Armstrong’s outstanding common stock. As described in more detail in Armstrong’s Current Report on Form 8-K filed today with the SEC, Armstrong today entered into a Nomination and Shareholder’s Agreement with ValueAct Capital and Mr. Spivy that provides for Mr. Spivy’s appointment to the Armstrong board and includes certain restrictions on ValueAct’s ability to purchase additional Armstrong shares and take other actions.

About Armstrong

Armstrong World Industries, Inc. is a global leader in the design and manufacture of floors and ceiling systems. In 2013, Armstrong’s consolidated net sales from continuing operations totaled approximately $2.7 billion. As of September 30, 2014, Armstrong operated 34 plants in eight countries and had approximately 8,600 employees worldwide.